Calculation of Filing Fee Tables
S-8
Twist Bioscience Corp
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, $0.00001 par value per share	Other	4,400,000	$ 52.65	$ 231,660,000.00	0.0001531	$ 35,467.15
Total Offering Amounts:						$ 231,660,000.00		$ 35,467.15
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 35,467.15
Offering Note
[1]	(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement on Form S-8 shall also cover any additional shares of the common stock, $0.00001 par value per share (the "Common Stock"), of Twist Bioscience Corporation (the "Registrant") that become issuable under the Twist Bioscience Corporation Amended and Restated 2018 Equity Incentive Plan (the "Amended 2018 Plan") and the Twist Bioscience Corporation Amended and Restated Inducement Equity Incentive Plan (the "Amended Inducement Plan"), by reason of any stock dividend, stock splits, reverse stock splits, recapitalizations, reclassifications, mergers, split-ups, reorganizations, consolidations and other capital adjustments effected without receipt of consideration that increases the number of outstanding shares of Common Stock. (2) Represents 3,700,000 and 700,000 additional shares of Common Stock available for issuance under the Amended 2018 Plan and the Amended Inducement Plan, respectively. (3) Estimated in accordance with Rules 457(c) and (h) of the Securities Act, solely for the purpose of calculating the registration fee. The proposed maximum offering price per share is equal to $52.65, which was computed by averaging the high and low prices of a share of the Registrant's Common Stock as reported on the Nasdaq Stock Market on February 7, 2025.